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                                                                    EXHIBIT 99.2

                                                  For more information, contact:
                                                  Debbie Hagen at 913-652-6547
                                                  or dhagen2@swbell.net

FOR IMMEDIATE RELEASE
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    INERGY, L.P. ANNOUNCES INTENT TO ACQUIRE PRO-GAS OPERATIONS IN MICHIGAN
                COMPANY CONTINUES ITS AGGRESSIVE EXPANSION PLANS

     KANSAS CITY, MO (OCTOBER 29, 2001) - Kansas City-based Inergy, L.P., a national propane marketing and distribution firm, has agreed to acquire the operations of the Pro-Gas affiliated companies in Michigan.

     Inergy's acquisition will include the six retail operations and three satellite bulk storage facilities currently operating in Michigan, along with the company's 43 employees. From those facilities, the company delivers approximately 12 million gallons of propane per year to approximately 12,000 customers. The acquisition is expected to be immediately accretive on a distributable cash flow per unit basis. The purchase price was not disclosed.

     Ryan McHenry, principal owner and spokesman for Pro-Gas calls the acquisition "an excellent match. We have similar business philosophies," said McHenry, "and we expect that Inergy will take outstanding care of our employees and our customers."

     John Sherman, President and CEO of Inergy, agrees. "Pro-Gas has been a very well run company, and its operations fit nicely with our ongoing plans for expansion. We're very pleased to have their talented employees join our organization."

     This news release contains forward-looking statements, including the statement that the acquisition will be immediately accretive, which are subject to certain risks, uncertainties and assumptions. Although Inergy believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. These and other risks and assumptions are described in Inergy's reports that are available from the United States Securities and Exchange Commission.

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